Exhibit 99.1

The Growth for Good Acquisition Corporation Announces Termination of Merger Agreement with ZeroNox and Redemption of Public Shares

NEW YORK, NY, September 12, 2023 — The Growth for Good Acquisition Corporation (NASDAQ: GFGD) (the “Company”), a publicly traded special purpose acquisition company, announced today that the Agreement and Plan of Merger (the “Merger Agreement”), dated March 7, 2023, by and among the Company, Zero Nox, Inc. and G4G Merger Sub Inc., has been terminated and that the Company is ceasing its business combination efforts.

On September 12, 2023, the Company and ZeroNox, Inc. mutually agreed to terminate the Merger Agreement. Accordingly, the Merger Agreement is no longer in effect. Therefore, the purpose for the Extraordinary General Meeting of the Company’s shareholders has ceased to exist and the meeting is expected to be adjourned sine die.

Because the Company does not believe that it will be able to consummate a business combination within the remaining time available to it under its amended and restated memorandum and articles of association, the Company will now commence the process of liquidating its assets and winding up in accordance with applicable law. In accordance with the Company’s amended and restated memorandum and articles of association, the Company will redeem all of the outstanding Class A ordinary shares that were included in the units issued to the public in its initial public offering. The Company’s warrants and the rights included in the units issued to the public in its initial public offering will expire worthless.

For more information, please refer to the current report on Form 8-K filed by the Company with the Securities and Exchange Commission to be filed on September 12, 2023.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the redemption of public shares. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2023 and Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2023 and August 10, 2023, and as those may be further amended and/or supplemented in subsequent filings with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this report, except as required by law.